JOINT FILER INFORMATION
5,212,395 shares of Series D Preferred Stock, 948,628 shares of Series E Preferred Stock and 1,748,797 shares of Series F Preferred Stock are held of record by Insight Venture Partners VII, L.P. (“IVP VII”), 2,294,610 shares of Series D Preferred Stock, 417,606 shares of Series E Preferred Stock and 769,857 shares of Series F Preferred Stock are held of record by Insight Venture Partners (Cayman) VII, L.P. (“IVP Cayman VII”), 329,700 shares of Series D Preferred Stock, 60,003 shares of Series E Preferred Stock and 110,616 shares of Series F Preferred Stock are held of record by Insight Venture Partners (Delaware) VII, L.P. (“IVP Delaware VII”), and 120,645 shares of Series D Preferred Stock, 21,957 shares of Series E Preferred Stock and 40,477 shares of Series F Preferred Stock are held of record by Insight Venture Partners VII (Co-Investors), L.P. (“IVP Co-Investors VII” and, together with IVP VII, IVP Cayman VII and IVP Delaware VII, the “IVP VII Funds”). 2,811,230 shares of Series D Preferred Stock, 511,628 shares of Series E Preferred Stock and 943,187 shares of Series F Preferred Stock are held of record by Insight Venture Partners Coinvestment Fund II, L.P. (“IVP Coinvestment II” and, together with the IVP VII Funds, the “IVP Funds”).

The amount listed as owned by each IVP VII Fund may be deemed to be attributable to each of the other IVP VII Funds, Insight Venture Associates VII, L.P. (“IVA VII”), Insight Venture Associates VII, Ltd. (“IVA VII Ltd”) and Insight Holdings Group, LLC (“Holdings”) because Holdings is the sole shareholder of IVA VII Ltd, which in turn is the general partner of IVA VII, which in turn is the general partner of each of the IVP VII Funds.  The amount listed as owned by IVP Coinvestment II may be deemed attributable to Holdings because Holdings is the sole shareholder of Insight Venture Associates Coinvestment II, L.P. (“IVA Coinvestment II”), which is the general partner of IVP Coinvestment II.

Each of Jeffrey Horing, Deven Parekh, Peter Sobiloff, Michael Triplett and Jeffrey Lieberman is a member of the board of managers of Holdings and as such shares voting and dispositive power over the shares held of record by the IVP Funds. The foregoing is not an admission by IVA VII, IVA VII Ltd, IVA Coinvestment II or Holdings that it is the beneficial owner of the shares held of record by the IVP Funds. Each of Messrs. Horing, Parekh, Sobiloff, Triplett and Lieberman disclaims beneficial ownership of the shares held by the IVP Funds, except to the extent of his pecuniary interest therein.

The address of each of the entities and persons identified in this Exhibit 99.3 is c/o Insight Venture Partners, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.